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                                                                     EXHIBIT (p)


                                 CODE OF ETHICS


INTRODUCTION

         This Code of Ethics ("Code") contains fiduciary policies and procedures for the Drake Funds Trust (the "Funds") and for other Clients that are applicable to the investment management activities conducted by Drake Capital Management LLC (the "Firm"). Section 204A of the Advisers Act requires all registered investment advisers to have policies and procedures to detect and prevent insider trading. SEC Rule 204A-1 requires every registered investment adviser to establish, maintain and enforce a Code of Ethics that at a minimum addresses personal trading by its "access persons". Rule 17j-1 under the Investment Company Act requires registered investment companies and their investment advisers to maintain Codes of Ethics containing provisions reasonably necessary to prevent conduct by Access Persons (as defined below) in respect of securities held or to be acquired by the Funds. This document integrates the various policies and procedures constituting the Code of both the Firm and the Funds.

FIDUCIARY DUTY - STATEMENT OF POLICY

         The Firm is a fiduciary of its Clients (including the Funds) and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. The SEC has stated that this duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. We must affirmatively exercise authority and responsibility for the benefit of Clients and may not participate in any activities that may conflict with the interests of Clients. In addition, we must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Clients. Accordingly, at all times, we must conduct our business with the following precepts in mind:

         1. PLACE THE INTERESTS OF CLIENTS FIRST. We may not cause a Client to take action, or not to take action, for our personal benefit rather than the benefit of the Client. For example, causing a Client to purchase a Security you own for the purpose of increasing the price of that Security would be a violation of this Code. Similarly, investing for yourself in a Security of limited availability that was appropriate for your Clients without first considering that investment for your Clients would violate this Code.

         2. AVOID TAKING INAPPROPRIATE ADVANTAGE OF OUR POSITION. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with the Firm could call into question the exercise of our independent judgment. Accordingly, we may accept such items only in accordance with the limitations in this Code.

         3. CONDUCT ALL PERSONAL SECURITIES TRANSACTIONS IN COMPLIANCE WITH THIS CODE. This includes all preauthorization and reporting requirements and


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             procedures regarding inside information and trade allocations.
             While the Firm encourages you and your families to develop personal investment programs, you must not take any action that could result in even the appearance of impropriety.

         4. KEEP INFORMATION CONFIDENTIAL. Information concerning Client transactions or holdings is material non-public information and we may not use knowledge of any such information to profit from the market effect of those transactions.

         5. COMPLY WITH THE FEDERAL SECURITIES LAW AND ALL OTHER LAWS AND REGULATIONS APPLICABLE TO THE FIRM'S BUSINESS. Make it your business to know what is required of us as an investment adviser, and integrate compliance into the performance of all duties. As a matter of policy, when acting in respect of the Funds or other Clients, you may not:

                  - employ any device, scheme or artifice to defraud the Fund or Client;

                  - make any untrue statement of a material fact to the Fund or other Client or omit to state a material fact necessary in order to make the statements made to the Fund or Client, in light of the circumstances under which they are made, not misleading;

                  - engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund or other Client; or

                  - engage in any manipulative practice with respect to the Fund or other Client.

         6. SEEK ADVICE WHEN IN DOUBT ABOUT THE PROPRIETY OF ANY ACTION OR SITUATION. Any questions concerning this Code should be addressed to the Chief Compliance Officer, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

         The Policies and Procedures in the following sections of this Code of Ethics implement these general fiduciary principles in the context of specific situations.




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CLIENT OPPORTUNITIES

LAW AND POLICY

         You may not cause or attempt to cause any Fund or other Client to purchase, sell or hold any Security for the purpose of creating any personal benefit for you. Sections 206(1) and 206(2) of the Advisers Act generally prohibit an adviser from employing a "device, scheme or artifice" to defraud Clients or engaging in a "transaction, practice or course of business" that operates as a "fraud or deceit" on Clients. While these provisions speak of fraud, they have been construed very broadly by the SEC and used to regulate, through enforcement action, many types of adviser behavior that the SEC deems to be not in the best interest of Clients or inconsistent with fiduciary obligations. One such category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for Clients. The SEC has brought actions against advisers for usurping Client opportunities, as, for example, in the case of the owner of an investment adviser who was privately offered and purchased an equity "kicker" which was used as an inducement for his firm to purchase high yield securities for clients. He purchased the high yield debt securities for client accounts without disclosing the availability of the purchase of the equity. He consented to permanent injunction and disgorged $1 million.

         Accordingly, you may not take personal advantage of any opportunity properly belonging to the Firm or any Client (including the Funds). This principle applies primarily to the acquisition of securities of limited availability for your own account that would be suitable and could be purchased for the account of a Client, or the disposition of securities from your account prior to selling a position from the account of a Client under circumstances when immediate disposition has been found appropriate by the Investment Committee. On the other hand, in the case of trades in listed securities in liquid markets, where the Employees' participation will not affect Client investment opportunities, Employees may participate with Clients in aggregated trades, subject to the restrictions set forth in this Code. See Personal and Proprietary and Trading, below.

         Under certain limited circumstances, and only with the prior written approval of Chief Compliance Officer, an Employee may participate in certain opportunities of limited availability that are deemed by the Chief Compliance Officer not to have an adverse effect on any Client.


PROCEDURES

         DISCLOSURE OF PERSONAL INTEREST. If you believe that you stand to benefit materially from an investment decision for a Client that you are recommending or making, you must disclose that interest to the Chief Compliance Officer or in his absence, the Chief Financial Officer. The disclosure must be made before the investment decision and should be documented by the Chief Compliance Officer.

         RESTRICTION ON INVESTMENT. Based on the information given, the Chief Compliance Officer, or in his absence, the Chief Financial Officer, will make a decision

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on whether or not to restrict your participation in the investment decision. In making this determination, the Chief Compliance Officer or Chief Financial Officer will consider the following factors: (i) whether any Client was legally and financially able to take advantage of this opportunity; (ii) whether any Client would be disadvantaged in any manner; (iii) whether the opportunity is de minimis; and (iv) whether the opportunity is clearly not related economically to the securities to be purchased, sold or held by any Client.

         RECORD OF DETERMINATION. A memorandum concerning the investment opportunity and the disposition of the approval request will be prepared promptly and maintained by the Chief Compliance Officer.



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INSIDER TRADING

LAW AND POLICY

         The Firm forbids any officer, director or Employee from trading, either personally or on behalf of others, including accounts managed by the Firm, on the basis of material nonpublic information, or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading". This policy applies to every officer, director and Employee and extends to activities within and outside their duties at the Firm.

         The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

         While the law concerning insider trading is not clearly defined for all circumstances, it is generally understood that the law prohibits:

- trading by an insider, while in possession of material nonpublic information, or

- trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

-    communicating material nonpublic information to others.

         The Firm's concerns about misuse of material non-public information may arise in two ways:

         First, the Firm may come into possession of material non-public information about another company, such as an issuer in which it is investing for Clients or in which its own personnel might be investing for their own accounts. As further set forth below, if it is determined that the Firm has material non-public information about an issuer, all investments in that issuer on behalf of Clients and by the Firm personnel, in both fixed income and equity securities, will be prohibited.

         Second, the Firm as an investment adviser has material non-public information in relation to its own business. The SEC has stated that the term "material nonpublic information" may include information about an investment adviser's securities recommendations and Client securities holding and transactions. It is the policy of the Firm that all such information is to be kept in strict confidence by those who receive it, and such information may be divulged only within the firm and to those who have a need for it in connection with the performance of services to Clients. However, some trades in securities in which the Firm has invested for Clients may be permitted because the fact that the Firm has made such investments may not be viewed as material information. The personal trading procedures set forth in the next section of this Code establish

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circumstances under which such trades will be considered permissible or restricted and the procedures to follow in making such trades.

DETERMINATION OF INSIDER STATUS - CORPORATE ISSUERS.

         Who is an Insider? The concept of "insider" is broad. It includes officers, directors and Employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for that company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the Employees of such organizations.

         The Firm itself may become a temporary insider of a company if it advises the company or its principals. If a Client, or a controlling person of a corporate Client, expects the Firm and/or its Employees to keep nonpublic information that has been disclosed to them confidential, the Firm may be considered a "temporary insider" of the Client. If an Employee of the Firm is in possession of material nonpublic information, that knowledge may be imputed to the Firm, and the Firm may be potentially liable for misuse of that information.

         What is Material Information? Trading on nonpublic information is not a basis for liability unless the information is material. Information is generally defined as material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if the information is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be considered material may concern, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, knowledge of an impending default on debt obligations, knowledge of an impending change in debt ratings by a nationally recognized statistical rating organization and extraordinary management developments.

         Material information does not have to relate to the business of a company, but may be any information that would have a material impact on the price of the stock of the company. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a company's stock. In that case, a Wall Street Journal reporter was convicted in a criminal action for disclosing to others the dates that reports on various companies would appear in the Journal and the nature of the reports (positive or negative).

         What is Nonpublic Information? Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to shows that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public. Misuse of nonpublic information concerning the Firm's recommendations or

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transactions for Clients and about Client holdings may expose the Firm and its
Employees to sanctions.


PROCEDURES

         The following procedures have been established to aid the officers, directors and Employees of the Firm in avoiding insider trading in securities of other companies, and to aid the Firm in preventing, detecting and imposing sanctions against any personnel who engage in insider trading.

         IDENTIFYING INSIDE INFORMATION. Before trading for yourself or others, including accounts managed by the Firm, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

- IS THE INFORMATION MATERIAL? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

- IS THE INFORMATION NONPUBLIC? To whom has this information been provided? Has the information been effectively communicated to the market place by being published in Reuters, The Wall Street Journal or other publications of general circulation?

         STEPS TO TAKE IF YOU BELIEVE YOU MAY HAVE INSIDE INFORMATION CONCERNING AN ISSUER. If, after consideration of the above, you believe that the information is or may possibly be material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

- Report the matter immediately to the Chief Compliance Officer, or in his absence, to the Chief Financial Officer.

- Do not purchase or sell the securities on behalf of yourself or others, including accounts managed by the Firm.

- Do not communicate the information inside or outside the Firm, other than to the Chief Compliance Officer or, in his absence, to the Chief Financial Officer.

         PROCEDURES FOR RESTRICTING USE OF INSIDE INFORMATION. The Chief Compliance Officer will review any questions concerning possible possession of material nonpublic information that are brought to his attention, and may consult with counsel or other experts to the extent deemed appropriate under the circumstances. Once a determination as to the status of the information is made, either you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information, as follows:

- If the Chief Compliance Officer determines that an Employee, and thus the Firm, may be in possession of material nonpublic information, he will place the stock on the

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     restricted list so that all Employees will be prohibited from trading in the stock for the Funds or other Firm Clients or for Access Person Accounts. The Chief Compliance Officer will also send a firm-wide e-mail notifying all Employees of additions to or deletions from the restricted list.

- This restriction shall remain in place until the Chief Compliance Officer removes the stock from the restricted list.

- In the unusual circumstance in which the Chief Compliance Officer is unavailable to review questions related to insider trading, the Chief Financial Officer will immediately notify all Employees to cease trading in the Security in question until a determination can be made by the Chief Compliance Officer.

         PERSONAL ACCOUNT MONITORING. To ascertain that there have been no trades in securities that are restricted, the Chief Compliance Officer will:

-    monitor trade confirmations of all Employees;

- investigate and report any such occurrences to the Operating Committee for potential sanctions; and

- prepare and maintain brief memoranda describing any such investigation and its resolution.

         PHYSICAL SAFEGUARDS - RESTRICTING ACCESS TO MATERIAL NONPUBLIC INFORMATION. Care should be taken so that any material non-public information in possession of the Firm is secure. Accordingly:

- files containing material nonpublic information should be sealed and kept in a locked storage area; and

- access to computer files containing material nonpublic information should be restricted.



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PERSONAL AND PROPRIETARY TRADING

LAW AND POLICY

         It is the policy of the Firm to encourage Employees and their families to develop personal investment programs focused on long-term investing. Such investments must be consistent with the mission of the Firm always to put the Funds and other Client interests first and with the requirements that the Firm and its officers, directors and Employees not trade on the basis of material non-public information concerning the Firm's investment decisions for Clients or Client transactions or holdings.

         SEC Rule 204A-1 under the Advisers Act requires that each registered investment adviser adopt, maintain and enforce a Code of Ethics that requires the adviser's "access persons" to report their transactions and holdings periodically to the Chief Compliance Officer and requires the adviser to review these reports. This Code contains such requirements, and also imposes certain prophylactic measures recommended by the SEC to minimize the possibility that the Firm or any of its Employees will misuse material non-public information concerning the Firm's investment decisions for Clients or Client transactions or holdings.

         Under the SEC definition, the term "access person" includes any Firm Employee, or any employee of an affiliate of the Firm, who has access to non-public information regarding clients' purchase or sale of securities, is involved in making securities recommendations to (or in the case of a discretionary manager like the Firm, investment decisions on behalf of) clients or who has access to such recommendations that are non-public. It is the Firm policy that all officers, directors and Employees of the firm are access persons ("Access Persons") for purposes of these requirements. In addition, any pooled investment vehicle in which Access Persons own more than 25% of the equity interest shall itself be deemed an Access Person.

         The Firm has adopted the following policies to implement the requirements and recommendations of the SEC concerning personal securities transactions. Procedures to implement the policies are set forth together in the following section.

         TRANSACTION REPORTING REQUIREMENTS. It is the policy of the Firm that all Access Persons must file initial and annual holdings reports and quarterly transaction reports with respect to all "reportable securities" with respect to which they have or acquire any Beneficial Interest. "Reportable securities" include all securities except the following, which are deemed to present little opportunity for improper trading:

-    direct obligations of the Government of the United States;

- money market instruments -- bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

-    money market fund shares;


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-    shares of other types of mutual funds, unless the Firm acts as the investment adviser for the fund; and

- units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

While most mutual fund investments are exempt from reporting, please note that investments by Access Person Accounts in the Funds, and any other mutual funds that may in the future be managed by the Firm, must be reported.

         Beneficial Interest includes direct or indirect power to make investment decisions and is presumed to cover accounts of immediate family members who share your household. (All such accounts are referred to as "Access Person Accounts".) Beneficial Interest, and thus Access Person Accounts, may also include accounts of others who share the same home as you, anyone to whose support you materially contribute and other accounts over which you exercise a controlling influence, but do not include accounts in which you have a Beneficial Interest if you provide the Chief Compliance Officer with written documentation showing that someone else has been granted investment discretion over the account.

         Reports need not be filed with respect to transactions effected pursuant to an automatic investment plan or in an account over which the Access Person has no direct or indirect influence or control.

         A disinterested director of the Funds is not required to file initial or annual holdings reports. A disinterested director is not required to file a quarterly transaction report with respect to a transaction in any security unless the director actually knew or should have known that, during the 15-day period before or after his or her transaction, a Fund purchased or sold the security.

         INITIAL PUBLIC OFFERINGS. It is the policy of the Firm that Access Persons may not invest in shares of initial public offerings.

         PRIVATE PLACEMENTS. It is the policy of the Firm that Access Persons generally may not invest in private placements (except for pooled investment vehicles sponsored or advised by the Firm), and any investments in private placements must be approved by the Chief Compliance Officer. The Chief Compliance Officer will not approve purchases or sale of securities that are not publicly traded, unless the Access Person provides full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of such person's activities on behalf of any Fund or Client) and the Chief Compliance Officer concludes, after consultation with one or more of the portfolio managers, that Funds or Clients would have no foreseeable interest in investing in such Security. The Chief Compliance Officer will not approve investment in privately placed securities of an issuer that also has a class of publicly traded securities.

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         SHORT-TERM TRADING. Although short-term trading activity is not strictly prohibited, as a matter of policy, the Firm strongly discourages short-term trading by Access Persons. All purchases and sales (or sales and purchases) of the same (or equivalent) securities by any Access Person within a 60-day period will be reviewed by the Firm for any patterns of abuse, and Access Persons may be counseled prospectively to alter their trading practices or may be subject to sanction, including disgorgement of profits, if abuses are found.

         PROHIBITED TRANSACTIONS. To avoid even the appearance of impropriety, it is the policy of the Firm that no Access Person may trade in any Security on the restricted list. The restricted list will generally include securities of limited availability that are held in Client portfolios and such other securities as are placed on the restricted list because the Firm may have material nonpublic information concerning the securities, or for other reasons. No Access Person may trade in any security that is not a "Permissible Security", as defined immediately below.

         PERMISSIBLE SECURITIES. Access Persons may trade securities that are not "reportable securities" for purposes of the reporting requirements discussed above without preclearance. Access Persons may also trade the following instruments, subject to the preclearance requirements immediately below:

-    S&P 500 equity securities;

-    Exchange traded futures;

-    municipal securities.

         PRECLEARANCE. All transactions by Access Persons are subject to written preclearance by the Chief Compliance Officer or, in his absence, the Chief Financial Officer, according to the procedures set forth below. Participation on an ongoing basis in an issuer's dividend reinvestment or stock purchase plan, participation in any transaction over which no Access Person had any direct or indirect influence or control and involuntary transactions such as mergers, inheritances, gifts, etc.) are exempt from preclearance.

         BLACKOUT PERIODS. With respect to securities other than Permissible Securities that are held in an Access Person Account, Access Persons may not trade in the security during a period beginning seven trading days before and ending seven days after (the "blackout period") transactions in the Security are effected for the Funds.


PROCEDURES

         "407" LETTERS. Upon the opening of an Access Person Account with a brokerage firm, the Access Person must initiate the generation of a letter to such firm pursuant to New York Stock Exchange Rule 407, which informs the brokerage firm's of the Access Person's employment with the Firm a registered investment adviser, and advises the brokerage firm to send duplicate trade confirmations and account statements.

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         INITIAL AND ANNUAL HOLDINGS REPORTS. Each Access Person of the Firm
must disclose all securities in any Access Person Account on the Personal Securities Holdings Form (Appendix 3) or any substitute acceptable to the Chief Compliance Officer. Each Access Person must submit such form to the Chief Compliance Officer initially no later than 45 days after becoming an Access Person and annually thereafter during the month of January. Each such report must be current as of a date no more than 45 days before the report is submitted.

         QUARTERLY TRADE REPORTING REQUIREMENTS. All accounts in which Access Persons have a Beneficial Interest will be subject to monitoring for compliance with all provisions of this Code. Each Access Person of the Firm shall submit to the Chief Compliance Officer within 30 days after the end of the quarter in which such transaction occurs a report of every transaction in reportable securities, as described above, in an account in which he or she has a Beneficial Interest. The report shall include the name of the Security, date of the transaction, quantity, price and broker-dealer through which the transaction was effected. The requirement will generally be satisfied by the sending of duplicate confirmations of trades and monthly brokerage statements for all accounts in which an Access Person has a Beneficial Interest to the Chief Compliance Officer. Access Persons must independently report any securities transactions not appearing on confirmations or brokerage statements provided to the Chief Compliance Officer on the Quarterly Securities Transaction Reporting Form provided as Appendix 4.

         PRECLEARANCE. Each Access Person who wishes to effect a securities transaction in an Access Person account must first obtain written preclearance of the transaction from the Chief Compliance Officer or, in his absence, the Chief Financial Officer. Any transaction proposed to be effected must be submitted on the form attached as Appendix 5. Any such form received by the Chief Compliance Officer or, in his absence, the Chief Financial Officer will be reviewed against existing Client holdings. A decision on permissibility of the trade will be rendered by the Chief Compliance Officer as expeditiously as possible. Preclearance will be effective until the end of the trading day on which approval is given. Approval lapses at the end of such trading day.

         REVIEW AND AVAILABILITY OF PERSONAL TRADE INFORMATION. All information supplied under these procedures, including transaction and holdings reports (initial, monthly and annual reports), will be reviewed by the Chief Compliance Officer for compliance with the policies and procedures in this Code. The Chief Compliance Officer shall review all trade confirmations no less frequently than biweekly and shall review all monthly statements and other trade reports filed during the month at the beginning of the following month. Any quarterly transaction reports filed in addition to the monthly statements will be reviewed promptly following receipt. Such review shall:

     - address whether Access Persons followed internal procedures, such as preclearance;
     - compare Access Person transactions to any restrictions in effect at the time of the trade;

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     -   assess whether the Access Person is trading for his or her own account in the same securities he or she is trading for Clients, and if so, whether Clients are receiving terms as favorable as those of the Access Person's trades; and
     - periodically analyze the Access Person's trading for patterns that may indicate abuse.

         RECORDKEEPING. The Chief Compliance Officer shall maintain as records of the Firm, subject to the retention periods specified in Rule 204-2 under the Advisers Act:

     -   a copy of this Code of Ethics;
     -   records of violations and actions taken as a result of violations;
     -   copies of supervised persons' acknowledgment of receipt of the Code;
     - copies of all holdings and transaction reports as required under Rule 204-2(a)(12).


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GIFTS AND ENTERTAINMENT

LAW AND POLICY

         The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with the Firm, or with whom the Firm does or is seeking to do business, could call into question the independence of our judgment as fiduciaries of our Clients. Accordingly, it is the policy of the Firm to permit such conduct only on a limited basis and in accordance with the limitations stated herein.

         ACCEPTING GIFTS AND ENTERTAINMENT. On occasion, because of your position with the Firm, you may be offered, or may receive, gifts from Clients, brokers, vendors, or other persons not affiliated with the Firm. Extraordinary or extravagant gifts are not permissible and must be declined or returned, absent approval by the Chief Compliance Officer. Gifts of a nominal value (i.e., gifts whose reasonable value is no more than $200 annually from a single giver), customary business lunches, dinners, entertainment at which both you and the giver are present (e.g., sporting or cultural events), and promotional items (e.g., pens, mugs) with a value that does not exceed $200 may be accepted.

         GIVING GIFTS AND PROVIDING ENTERTAINMENT. You may not give any gift(s) with an aggregate value in excess of $200 per year to any person associated with a securities or financial organization, including exchanges, brokerage firms, or other investment management firms, to members of the news media, or to Clients or prospective Clients of the firm without prior approval of the Chief Compliance Officer. You may provide reasonable entertainment to persons associated with securities or financial organizations or Clients or prospective Clients provided that both you and the recipient are present and there is a business purpose for the entertainment.

         SOLICITATION OF GIFTS. All solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

         CLIENT COMPLAINTS. You may not make any payments or other account adjustments to Clients in order to resolve any type of complaint. All such matters must be handled by the Chief Compliance Officer.


PROCEDURES

         PROHIBITED GIFTS. The giving or receiving of any gifts or entertainment from any one source with an aggregate value exceeding $200 must be reported to the Chief Compliance Officer. If you receive or are offered any such gift or entertainment, you must seek the guidance of the Chief Compliance Officer to determine whether you will be permitted to accept or keep the gift.

         YEAR END REVIEW. At the end of each calendar year, the Chief Compliance Officer shall review all reports of gifts or entertainment for compliance with the provisions of this Code.



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OUTSIDE BUSINESS ACTIVITIES

LAW AND POLICY

         Our fiduciary duty to Clients dictates that we devote our professional attention to their interests, above our own or those of other organizations. Accordingly, you may not engage in any of the following outside business activities without the prior written consent of the Chief Compliance Officer:

-    Be engaged in any other business;

- Be employed or compensated by any other person for business-related activities;

-    Serve as an Employee of another organization;

-    Invest in limited or general partnerships; or

- Engage in Personal Securities Transactions to an extent that diverts your attention from and impairs the performance of your duties in relation to the business of the Firm and its Clients.

- Serve on the board of directors (or in any similar capacity) of another company. Authorization for board service will rarely be granted and will normally require that the Firm not hold or purchase any securities of the company on whose board the Employee sits.

PROCEDURES

         APPROVAL. Before undertaking any of the activities listed above, you must seek approval from the head of your business unit at the Firm.

         The business unit head will:

-    Consider and approve or disapprove the activity promptly.

- Return the approval or disapproval to you and transmit a copy to the Chief Compliance Officer for filing.

CONFIDENTIALITY

LAW AND POLICY

CONFIDENTIAL INFORMATION

         During the course of employment with the Firm, an Employee may be exposed to or acquire Confidential Information. "Confidential Information" is any and all non-public, confidential or proprietary information in any form concerning the Firm or its Clients or any other information received by the Firm from a third party to whom the Firm has an obligation of confidentiality. Confidential Information may be in written, graphic, recorded, photographic or any machine-readable form or may be orally conveyed to the Employee. No Employee will directly or indirectly use, disclose, copy, furnish or make accessible to anyone any Confidential Information and each Employee will carefully safeguard Confidential Information.

         Confidential Information shall not include (i) any information which the Employee can prove by documentary evidence is generally and conveniently available to the public or industry other than as a result of a disclosure by the Employee, or (ii) any information that the Employee obtains from a third party who is not subject to a confidentiality agreement with the Firm and who did not obtain that information directly or indirectly from the Firm.

         Each Employee agrees to inform the Firm promptly if he or she discovers that someone else is making or threatening to make unauthorized use or disclosure of Confidential Information.

         COMPANY PROPERTY. All originals and copies of Confidential Information are the sole property of the Firm. Upon the termination of employment for any reason, or upon the request of the Firm at any time, each Employee will promptly deliver all copies of such materials to the Firm. During employment with the Firm and at all times thereafter, no Employee will remove or cause to be removed from the premises of the Firm any of the foregoing property, except in furtherance of his or her duties as an Employee of the Firm.


PROCEDURES

         Certain Employees may have written employment agreements with the Firm which contain confidentiality provisions, which shall govern the Employee's use of confidential information (as defined in such agreements). The Chief Compliance Officer will maintain copies of such employment agreements.